Exhibit 22.1

GUARANTOR SUBSIDIARY

As of December 31, 2020, Waste Management Holdings, Inc. (“WM Holdings”), a Delaware corporation and a direct wholly-owned subsidiary of Waste Management, Inc. (“WMI”), has fully and unconditionally guaranteed all registered Senior Notes issued by WMI, as listed below. Additionally, WMI has fully and unconditionally guaranteed the 7.10% Senior Notes due 2026 issued by WM Holdings.

Principal Amount Issued	Interest Rate (per annum)	Issue Date	Maturity Date
$600 million	7.00%	7/17/1998	7/15/2028
$250 million	7.375%	12/21/1999	5/15/2029
$500 million	7.75%	5/21/2002	5/15/2032
$600 million	6.125%	11/12/2009	11/30/2039
$500 million	2.90%	9/12/2012	9/15/2022
$350 million	3.50%	5/8/2014	5/15/2024
$600 million	3.125%	2/26/2015	3/1/2025
$450 million	3.90%	2/26/2015	3/1/2035
$750 million	4.10%	2/26/2015	3/1/2045
$500 million	2.40%	5/16/2016	5/15/2023
$750 million	3.150%	11/8/2017	11/15/2027
$1 billion	4.150%	5/22/2019	6/15/2049
$500 million	0.750%	11/17/2020	11/15/2025
$500 million	1.150%	11/17/2020	3/15/2028
$1 billion	1.500%	11/17/2020	3/15/2031
$500 million	2.500%	11/17/2020	11/15/2050